UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2005

CROSSROADS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30362	74-2846643
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8300 North MoPac Expressway, Austin, Texas	78759
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (512) 349-0300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On August 17, 2005, the Board of Directors of Crossroads Systems, Inc. elected Alan B. Howe, 44, as a Class I Director, up for reelection at the 2008 Annual Meeting. Following the filing of Crossroads’ Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2005, Mr. Howe will become a member of the Audit Committee of the Board of Directors, replacing Richard D. Eyestone who will resign from his position as a member of the Audit Committee upon Mr. Howe joining the Audit Committee but who will continue to serve as a member of the Board of Directors.

There is no arrangement or understanding between Mr. Howe and any other persons pursuant to which Mr. Howe was elected as a director.

Since May of 2005, Mr. Howe has served as Vice President of Wireless Business Development for Covad Communications Group, Inc., a public provider of integrated voice and data communications. From 2004 to May 2005, Mr. Howe served as the Managing Partner of Broadband Initiatives LLC, a privately held company that assesses and develops broadband access strategies and network implementation. From April 2001 to December 2003, Mr. Howe served as a partner at Viseon Partners, a private corporate advisory and M&A firm. From April 1995 to April 2001, Mr. Howe served as the Vice President of Finance and Corporate Development and Chief Financial Officer of Teletrac, Inc., a mobile data and vocation solutions for metropolitan mobile workforces company, which is now a private wholly-owned subsidiary of Trafficmaster, PLC. From December 1991 to April 1995, Mr. Howe worked in several positions with Sprint Corporation, including as Director of Corporate Development-WirelessCo., L.P. Mr. Howe holds a B.S. in Business Administration and Marketing from the University of Illinois, and an MBA in Finance from Indiana University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2005	CROSSROADS SYSTEMS, INC.

	By:	/s/ Rob Sims
Rob Sims
President and Chief Executive Officer